Exhibit 99.1

CONTACTS:

Karen Denning	Mike Steele
Media Relations	Investor Relations
630-864-6050	561-438-3657
Karen.Denning@officedepot.com	Michael.Steele@officedepot.com

OFFICE DEPOT, INC. ANNOUNCES RESIGNATION OF JEFFREY SMITH

FROM ITS BOARD OF DIRECTORS

Boca Raton, Fla., September 10, 2014 – Office Depot, Inc. (“Office Depot” or the “Company”) (NYSE: ODP), a leading global provider of office products, services and solutions formed by the merger of Office Depot and OfficeMax, today announced that Mr. Jeffrey Smith has resigned from Office Depot’s Board of Directors effective immediately. The nominating and governance committee will commence a search for a replacement.

“I joined the Office Depot Board of Directors in August 2013 to help the company hire a new CEO and to aid in the smooth transition and integration of the merger with OfficeMax, and I’m exceedingly pleased with our accomplishments and the strong foundation for continued success,” said Jeff Smith, Chief Executive Officer and Chief Investment Officer of Starboard Value LP. “We are fortunate to have selected and recruited a world-class leader in Roland Smith as CEO who, in turn, has quickly assembled an outstanding management team. The team has made excellent progress capturing synergies and efficiencies, as well as developing strategies for future growth. I am confident in management’s and the Board’s capabilities and because of this confidence, I have the ability to leave the company in capable hands while I spend my time on other projects. I intend to remain an Office Depot shareholder for the foreseeable future and expect the company will continue to build on its positive momentum.”

Roland Smith, Chairman and CEO of Office Depot, said, “On behalf of our management and Board of Directors, I want to thank Jeff for his significant contributions to Office Depot and its shareholders. Jeff has been an integral part of our accomplishments and provided important perspectives that helped to define strategies that position the company for long-term growth and profitability. I have appreciated our time working together and wish Jeff well in his existing and future projects.”

“The Board of Directors sincerely appreciates the constructive perspectives Jeff has brought to our group,” added Nigel Travis, Lead Director. “He has been a valuable contributor to the Board and provided a focus on the long-term best interests of the Company and its shareholders. We thank him for his service and wish him continued success.”

About Office Depot, Inc.

Formed by the merger of Office Depot and OfficeMax, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has combined pro forma annual sales of approximately $17 billion, employs more than 60,000 associates, and serves consumers and businesses in 57 countries with more than 2,000 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, DiVOGA, Ativa, WorkPRO, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.